EXHIBIT 99.1

For Immediate Release

LightPath Technologies Postpones Annual Meeting of Stockholders

ORLANDO, FL – November 13, 2023 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading global, vertically integrated provider of thermal imaging cores, custom optical assemblies, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries, today announced the postponement of its Annual Meeting of Stockholders, initially scheduled for Thursday, November 16, 2023 at 11:00 a.m. EST. The date on which the Annual Meeting will be held has not been determined but the Annual Meeting is expected to be held in January 2024. The Company will set a new record date for the rescheduled Annual Meeting of Stockholders.

The postponement of the Annual Meeting is intended to provide additional time for the Company to evaluate remedial measures to address procedural issues relating to certain prior amendments to the Company’s certificate of incorporation and to prepare a proxy statement which will include disclosure related thereto.  The Company intends to set the date of the Annual Meeting and file a new proxy statement as soon as is reasonably practicable.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Dallas, Texas, Latvia and China.

LightPath's wholly owned subsidiary, Visimid Technologies, was acquired in July 2023, and specializes in the design and development of customized infrared cameras, for the industrial and defense industries. Such customized cameras are often sold together with customized optical assemblies from LightPath.

LightPath’s wholly owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP's infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315